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Exhibit 10.183

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS FIRST AMENDMENT dated as of August 30, 2001(the "Amendment") to that certain Employment Agreement dated as of January 31, 2001 (the" Employment Agreement") is made by and between BALANCED CARE CORPORATION, a Delaware corporation with a principal office at 1215 Manor Drive, Mechanicsburg, PA 17055, on behalf of it and each of its subsidiaries (the "Company") and BRAD E. HOLLINGER, an individual residing at 2850 Ford Farm Road, Mechanicsburg, PA 17055 (the "Employee").


                                   WITNESSETH:

         WHEREAS, the Company and Employee desire to amend the Employment Agreement as more specifically set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Section 6(c) of the Employment Agreement, entitled "Additional Incentive Bonus" shall be amended and restated in its entirety as follows:

         (c) Additional Incentive Bonus. Employee shall be entitled to a cash payment in the amount of $500,000 (the "Incentive Bonus") upon the achievement (evidenced by duly executed documentation) by Employee of a Successful Restructuring on or before December 31, 2002. For the purposes of this Agreement, "Successful Restructuring" means: (i) the achievement by Employee of discounts or reductions negotiated with the lenders and landlords of the Company; and/or, (ii) the raising by Employee of equity capital in the company: provided such discounts, reductions and/or equity capital are sufficient, in the aggregate, to enable the Company to meet all of its obligations and liabilities throughout the twenty-four (24) month period commencing from the date of this Agreement. The Incentive Bonus shall be due and payable immediately upon the execution of Letters of Intent/Term Sheets evidencing the
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terms and conditions of the restructuring and/or equity capital transaction.

2. Section 5 (c) of the Employment Agreement, entitled "Termination Without Cause" shall be amended and restated in its entirety as follows:

         (c) Termination Without Cause. If the Company terminates Employee without cause on or before October 31, 2002, Employee shall be entitled to a cash payment of $500,000, due and payable within 10 business days of such termination. If the employment of the Employee is terminated without cause after October 31, 2002 but before January 30, 2004, Employee shall be entitled to a cash payment (due and payable within 10 business days following his termination of employment) in an amount equal to the product determined by multiplying by three (3) the annual cash compensation of Employee at the rate then in effect under Subsection 6(a) hereof. If the term of this Agreement is renewed pursuant to Section 4 hereof and the employment of Employee is terminated without cause after January 30, 2004 but before the expiration of either the First Renewal Term or the Second Renewal Term, Employee shall be entitled to a cash payment (due and payable within 10 business days following his termination of employment) in an amount equal to the annual cash compensation of the Employee at the rate stipulated in Subsection 6(a)(iii) hereof. Upon the payment to Employee of any amount under this Subsection 5(c), the Company shall have no further obligations or liabilities to Employee under this Agreement. Without limiting the foregoing, in the event of such termination and payment, the Company shall have no obligations under Section 6 of this Agreement.

3. Except as specifically set forth in Section 1 of this Amendment, all other terms, conditions and provisions of the Employment Agreement shall remain in full force and effect.

4. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

5. This Amendment may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.
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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                                                   EMPLOYEE

                                                   /s/Brad E. Hollinger
                                                      Brad E. Hollinger


                                                   COMPANY

                                                   /s/David Goldsmith
                                                      David Goldsmith
                                                      Board of Directors
                                                      Member,
                                                      Compensation
                                                      Committee Chairman